FORM 5
[ ]Check box if no longer         U.S. SECURITIES AND EXCHANGE COMMISSION
   subject to Section 16.                 Washington, D.C. 20549
   Form 4 or Form 5        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
   obligations may         Filed pursuant to Section 16(a) of the Securities
   continue.  See          Exchange Act of 1934, Section 17(a) of the Public
   Instruction 1(b).       Utility Holding Company Act of 1935 or Section 30(f)
[ ]Form 3 Holdings                 of the Investment Company Act of 1940
   Reported
[X]Form 4 Transactions
   Reported
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1. Name and Address of Reporting Person*
Barnett                  Laurey                 J.
(Last)                   (First)             (Middle)
		United Television, Inc.
	       132 S. Rodeo Dr.--4th Fl.
			(Street)
Beverly Hills              CA                  90212
(City)                   (State)               (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   United Television, Inc. (UTVI)
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4. Statement for Month/Year

   12/96
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5. If Amendment, Date or Original (Month/Year)
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

	      Director                                    10% Owner
  ----------                                   ----------
       x      Officer (give title below)                   Other
  ----------                                   ---------- (specify
							   below)
 Vice President and Director of Programming
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7. Individual or Joint/Group Filing
   (Check applicable line)

X  Form Filed by one Reporting Person
---
   Form Filed by more than one Reporting Person
---
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
   (Inst.3)                Date              Code               Acquired (A)       Securities          Form:           Indirect
			  (Month/Day/Year)   (Instr. 8)         or Disposed        Beneficially        Direct (D)      Beneficial
								of (D) (Instr.     Owned at End        Indirect (I)    or Ownership
								3,4, and 5)        of Issuer's         (Instr. 4)      (Instr. 4)
										   Fiscal Year
										 (Instr. 3 and 4)
							    Amount    (A)  Price
								       or
								      (D)
Common Stock              1/11/96            M              10,000    A    $27.25                      D
Common Stock              1/11/96            S               3,000    D    $88.00                      D
Common Stock              1/12/96            S               7,000    D    $87.00  816                 D

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
*If the form is filed by more than one Reporting Person, see Instruction
 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
					   (Print or Type Responses)

FORM 5 (Continued)   Table II-Derivative Securities Acquired, Disposed of,
		  or Beneficially Owned (e.g. puts, call, warrants, options,
				 convertible securities)

1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
    Derivative         Exercise Price       Date           Code (Instr.    Derivative         Exercisable
    Security           of Derivative       (Month/         8)              Securities         and Expiration
    (Instr.3)          Security             Day/Year)                      Acquired (A)       Date
									   or Disposed        (Month/Day/Year)
									   (D) (Instr.3,
									   4 and 5)         Date         Expiration
									  (A)      (D)      Exercisable  Date

Employee Stock Option
  (Right to buy)       $27.25               1/11/96           M                     3,334   12/17/93     12/16/97
Employee Stock Option
  (Right to buy)       $27.25               1/11/96           M                     3,333   12/17/94     12/16/97
Employee Stock Option
  (Right to buy)       $27.25               1/11/96           M                     3,333   12/17/95     12/16/97
Employee Stock Option
  (Right to buy)       $89.00               4/25/96           A           4,000             4/25/97      4/24/01
Employee Stock Option
  (Right to buy)       $89.00               4/25/96           A           4,000             4/25/98      4/24/01
Employee Stock Option
  (Right to buy)       $89.00               4/25/96           A           4,000             4/25/99      4/24/01

 7.Title and             8.Price of             9.Number of            10.Ownership     11.Nature
   Amount of               Derivative             Derivative              Form of          of
   Underlying              Security               Securities              Derivative       Indirect
   Securities              (Instr. 5)             Beneficially            Security:        Beneficial
   (Instr.3                                       Owned at End            Direct (D)       Ownership
   and 4)                                         of Year                 or               (Instr.4)
						  (Instr.4)               Indirect (I)
									  (Instr.4)
   Title          Number
		  of Shares

   Common Stock   3,334                           -0-                     D
   Common Stock   3,333                           -0-                     D
   Common Stock   3,333                           -0-                     D
   Common Stock   4,000                           4,000                   D
   Common Stock   4,000                           4,000                   D
   Common Stock   4,000                           4,000                   D

Explanation of Responses:


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
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



   /s/Laurey J. Barnett                          January 31, 1997
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   **Signature of Reporting Person                           Date